SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 31, 2003



                            GP Strategies Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Delaware                    1-7234              13-1926739
---------------------------------   ---------------      -----------------
(State or other Jurisdiction        (Commission          (I.R.S. Employer
 of Incorporation                    File Number)        Identification No.)




777 Westchester Avenue, White Plains, NY                      10604
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(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code:  (914) 249-9700



                                       N/A
 -------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 12.   Results of Operations and Financial Condition.
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     On March 31, 2003, the Company announced its results for the quarter and year ended December 31, 2002. The earnings release for the annual and quarterly periods is attached hereto as an exhibit to the 8-K.

Item 7.    Financial Statements and Exhibits.
------
           (c)     Exhibits

                     99.1 Earnings release dated March 31, 2003 for the quarter and year ended December 31, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       GP Strategies Corporation


Date: March 31, 2003                   BY:
                                          -------------------------------
                                                Scott N. Greenberg
                                                President

( BW)(NY-GP-STRATEGIES)(GPX) GP Strategies Reports Fourth Quarter and Year End Results and Receipt of Favorable Tax Ruling from the IRS for Tax Free Spin-off

    Business Editors

    NEW YORK--(BUSINESS WIRE)--March 31, 2003--

  Revolving Credit Debt Reduced by $11.3 Million Since December 2001

    GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting and engineering services, today announced results for the quarter and year ended December 31, 2002.
    For the quarter ended December 31, 2002, net sales decreased by only $.5 million to $36.1 million, as compared to net sales of $36.6 million for the quarter ended September 30, 2002, primarily due to fewer workdays as a result of holidays in the fourth quarter. Net sales for the quarter ended December 31, 2002 were $36.1 million as compared to $42.4 million for the quarter ended December 31, 2001.
    For the year ended December 31, 2002, net sales were $152.2 million, as compared to net sales of $186.6 million for the year ended December 31, 2001. The Company believes that the decline in net sales was attributable to the continued downturn in the economy which caused a reduction in net sales from its advanced manufacturing, automotive and e-Learning customers. However, the decrease in net sales was partially offset by increased net sales from the Company's Homeland Defense services and initiatives.
    For the quarter ended December 31, 2002, net loss was $1.6 million or $.10 loss per share as compared to a net loss of $2.3 million or $.19 loss per share for the fourth quarter of 2001.

    Results for the quarter ended December 31, 2002 included a gain on the sale of marketable securities of $0.6 million offset by investment and other (loss) income of $1.4 million relating to non-cash equity losses on the Company's investment in GSE of $1.3 million and equity losses on other investments. In addition, the Company recorded $.3 million of expenses relating to its tax free spin off, $.3 million relating to severance expenses, and $.1 million relating to the Company's recent move of its offices to White Plains, New York.
    Jerome I. Feldman, Chairman and CEO, stated, "2002 has been a very difficult year. The continued downturn in the economy has had a substantial impact on our customer base. However, despite the current economic environment, the Company has taken proactive steps to position itself for the future, including significant cost reductions and continued debt reduction, which we anticipate will yield results when the economy improves."
    Although net sales decreased in 2002, the Company has made significant progress in achieving its long-term objectives. The Company has reduced its debt outstanding under its revolving credit agreement by approximately 32% to approximately $22.0 million at December 31, 2002 from approximately $32.3 million at December 31, 2001. The Company has also reduced future annual operating expenses by over $7 million due to actions taken in the third and fourth quarter in 2002 in order to improve long-term profitability. In addition, the Company received a favorable tax ruling from the IRS for the tax-free spin-off.
    Most importantly, the Company has received contracts from new clients who the Company believes have the potential to become significant long-term customers. Recent contract awards include Agilent Technologies, Eli Lilly and Company, IBM and United Technologies. In addition, the Company has over 20 years of experience in the area of Homeland Defense and the efforts and initiatives of its multi-disciplinary team are beginning to yield positive results.
    On March 21, 2003, the Company received a favorable tax ruling from the IRS for the tax-free spin-off of certain of its non-core assets, including MXL Industries, Inc., into a separate corporation to be named National Patent Development Corporation. Each holder of the Company's common stock would receive one share of common stock of National Patent for each share of Company's common stock held. The spin-off is still subject to the consent of the Company's lenders and certain SEC filings.
    The Company was not in compliance with certain financial covenants of its revolving credit agreement based upon the Company's final results for the quarter ended December 31, 2002. The Company and its lead bank have agreed to a waiver of compliance of such covenants as of December 31, 2002, and an amendment which will also contain certain covenant modifications for future periods. The waiver and amendment are subject to final documentation.
    For the year ended December 31, 2002, net loss was $5.2 million or $.34 loss per share as compared to a net loss of $0.9 million or $.09 loss per share for the year ended December 31, 2001.

    For the year ended December 31, 2002, the Company had a net gain of $2.3 million from the sale of Millennium Cell shares. In addition, the Company recorded a credit of $1.2 million to compensation expense related to a deferred compensation plan. These items were offset by severance and related expenses of $2.3 million and investment and other (loss) income of $2.2 million primarily from non-cash equity losses related to the Company's investment in HMS of $1.4 million and GSE of $1.2 million and other equity investments. The Company also recorded charges of approximately $0.7 million relating to financial and consulting fees and $0.8 million of legal fees relating to the Company's ongoing litigation against MCI Communications, Systemhouse and Electronic Data System Corporation, as successor to Systemhouse.

    About GP Strategies Corporation

    GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE listed company (GPX). General Physics is a global provider of training, e-Learning solutions, management consulting and engineering services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.
    The Company has scheduled an investor conference call for 3:00 p.m. EST on March 31. The dial-in number for the live conference call will be 888-423-3280 (612-332-0226 Outside the United States). A telephone replay of the call will also be available beginning at 6:30 p.m. on March 31. To listen to the replay, dial 800-475-6701 (320-365-3844 outside the United States) and enter access code 680331.

The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to, the risk that GP Strategies will not receive a waiver of compliance with certain financial covenants from its lenders and those risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

    An unaudited comparative summary of GP Strategies Corporation's consolidated net sales and loss before income taxes and net loss for the quarters and years ended December 31, 2002 and 2001 is as follows (in thousands):

                                   Quarter Ended       Year Ended
                                    December 31,       December 31,
                                   2002     2001     2002       2001

Manufacturing & Process          $32,146  $37,570  $134,255  $164,361
Information Technology             1,698    2,460     7,982    11,061
Other                              2,305    2,407     9,996    11,189
Net Sales                        $36,149  $42,437  $152,233  $186,611


                                   Quarter Ended       Year Ended
                                    December 31,       December 31,
                                  2002      2001     2002       2001

Sales                            $36,149  $42,437  $152,233  $186,611
Costs of sales                    32,463   37,876   134,768   164,034
Gross margin                       3,686    4,561    17,465    22,577
Selling, general and
 administrative expenses          (5,006)  (6,846)  (21,210)  (21,918)
Interest expense                    (687)  (1,067)   (2,770)   (4,733)
Investment and other (loss)
 income, and
 loss on Investments,net          (1,445)    (947)   (2,167)      176
Gains on marketable securities       590    2,818     2,267     4,294
Restructuring reversal                 5      568       368     1,174
Loss before income taxes          (2,857)    (913)   (6,047)    1,570
Income tax benefit (expense)       1,248   (1,369)      819    (2,515)
Net loss                         $(1,609) $(2,282) $ (5,228) $   (945)

Net loss per share:
Basic and diluted                $ (0.10) $ (0.19) $  (0.34) $  (0.09)

    CONTACT: GP Strategies
             Jerome I. Feldman, 914/249-9750
             or Scott N. Greenberg, 914/249-9729